FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2020

HC2 HOLDINGS, INC.

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 30th Floor
New York, NY 10022
(Address of principal executive offices)

(212) 235-2690
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	HCHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 30, 2020, HC2 Holdings, Inc. (the “Company”) announced that the Company, through its indirect subsidiary New Saxon 2019 Limited, a private company limited by shares incorporated in England and Wales (“Seller”), in which the Company indirectly holds an approximately 73% equity interest, has entered into a definitive agreement to sell 100% of the shares of Global Marine Holdings, Limited, a private company limited by shares incorporated in England and Wales (“GMHL”), and its subsidiaries and joint venture interests, including Global Marine Systems Limited, a private company limited by shares incorporated in England and Wales (“GMSL”), to Trafalgar AcquisitionCo, Ltd., a private company limited by shares incorporated in England and Wales (“Purchaser”), and an affiliate of J.F. Lehman & Company, LLC (the “Transaction”). GMSL is a leading provider of offshore engineering services to the telecommunications, renewables, and oil and gas industries. The total base consideration paid by Purchaser in the Transaction will be $250 million, subject to customary purchase price adjustments, plus a potential earn-out of up to $12.5 million at such time, if any, as J.F. Lehman & Company, LLC and its investment affiliates achieve a specified multiple of their invested capital.

The Transaction will be effected pursuant to a Share Purchase Agreement (the “SPA”) by and among Seller, Purchaser and, solely for purposes of certain specified provisions thereof, GMHL. Under the SPA, Purchaser will acquire all of the issued and outstanding shares in GMHL from Seller. The purchase price is subject to customary potential downward or upward post-closing adjustments based on net working capital, cash, unpaid transaction expenses, indebtedness and certain of the Company’s pre-closing paid capital expenditures.

The SPA contains customary representations, warranties and covenants for a transaction of this nature. The SPA also contains customary indemnification obligations for a transaction of this nature, except that Seller’s liability for breaches of representations and warranties in the SPA, other than fundamental representations and warranties, will be limited to an indemnity escrow amount described below. The representations and warranties in the SPA (i) have been qualified by disclosures made to the other party in connection with the SPA, (ii) are subject to the materiality standards contained in the SPA, which may differ from what may be viewed as material by investors, and (iii) were made only as of the date of the SPA, the date of the closing of the Transaction or such other date as is specified in the SPA. In connection with the closing of the Transaction, Purchaser will deposit (i) $1.25 million of the base price into an escrow fund for the purpose of securing certain indemnification obligations for losses payable in the first twelve months after closing and (ii) $1.91 million of the base price into an escrow fund for the purpose of securing a purchase price adjustment, if any, in favor of Purchaser. Following the Closing, Purchaser shall pay to Seller an amount equal to $2.4 million on the earlier of December 31, 2020 and the date on which a cash collateralized bond in connection with the Company’s bonding facility is released.

At the closing of the Transaction, Purchaser will direct £24.4 million of the base price to be paid to the trustee under the Global Marine Systems Pension Plan.

The SPA also contains customary covenants restricting the operation of the business of GMSL and its subsidiaries prior to the closing without the consent of Purchaser, including with respect to acquisitions and dispositions of assets, material business transactions, matters with respect to employees and other customary restrictions.

The SPA contains certain termination rights for both Seller and Purchaser, including termination (i) by either party if the closing has not occurred on or before April 29, 2020, unless the absence of such performance is due to the failure of the party seeking to terminate the SPA to perform its obligations thereunder, and (ii) by Seller if all conditions to closing have been met or waived and Purchaser does not effect the closing within two business days after the day closing is required under the SPA. Upon closing of the Transaction, Seller and its affiliates (including the Company) will be subject for a period of four years to non-competition and non-solicitation obligations.

The closing of the Transaction is expected to occur in the first quarter of 2020, subject to the satisfaction of certain customary conditions to closing.

The foregoing summary description of the SPA does not purport to be complete and is qualified in its entirety by reference to the full text of the SPA, which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Item No.	Description
2.1*
Share Purchase Agreement, dated January 30, 2020, by and among New Saxon 2019 Limited, Trafalgar AcquisitionCo, Ltd., and Global Marine Holdings, Limited (solely for purposes of Section 2.04(a), Section 6.01, Section 6.02, Section 6.03, Section 6.07 and Article X).

* Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule and/or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2020

HC2 Holdings, Inc. (Registrant)

By:	/s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer

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